Exhibit 3.1

ROSS MILLER	Filed in the office of	Document Number 20110259716-74
Secretary of State
204 North Carson Street, Suite 1		Filing Date and Time 04/06/2011 9:25AM
Carson City, Nevada 88701-4520	Ross Miller
(778) 684-5708	Secretary of State	Entity Number E0219732006-0
Website: www.nvsos.gov	State of Nevada

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accomnany Related Articles or Amended and Restated Articles of incorooration

(Pursuant to NRS 78,403, 82.371, 88.221, 87A, 88.355 or 88A.250)
(This form Is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Llahllity
Companies, Certificates of Limited Partnership, Limited•LIabIlity Limited Partnerships and Business Trusts)

1.	Name of Nevada entity as last recorded in this office:

Yellowcake Mining Inc.

2.	The articles are: (mark only one box)	☐ Restated	☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3.	Indicate what changes have been made by checking the appropriate box:*

	☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized taaxecute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. .

	☒	The entity name has been amended

	☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

	☐	The purpose of the entity has been amended.

	☒	The authorized shares have been amended.

	☒	The directors, managers or general partners have been amended.

	☐	IRS tax language has been added.

	☐	Articles have been added.

	☐	Articles have been deleted.

	☐	Other. The articles or certificate have been amended as follows: (provide article numbers, If available)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected,
This teen must be accompanied by appropriate fees.	Nevada Secretary of State Resisted Articles Revised: 10-15-09

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

YELLOWCAKE MINING INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST: The name of the corporation is Yellowcake Mining Inc.

SECOND: The Articles of Incorporation of the corporation were filed by the Secretary of State on the 23rd day of March, 2008.

THIRD: The names and addresses of the original incorporators are as follows:

Dave Heel
104-1331 Homer St.
Vancouver, BC V6E 5M5

FOURTH: The board of directors of the corporation at a meeting duly convened and held on the 23rd day of December, 2010, adopted a resolution to amend the original Articles as follows:

Article 1 is hereby amended to read as follows:

1. The name of the Corporation is SKY Digital Stores Corp.

Article 3 is hereby amended to read as follows:

3. The total number of shares of stock that the Corporation shall have the authority to issue Is Seven Hundred Seventy Five Million (775,000,000). The classes and aggregate number of shares of each class which the Corporation shall have the authority to issue are as follows:

a.	Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"); and

b.	Twenty Five Million (25,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

c.
Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, If the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends Including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged In full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

Each share of common stock, par value $0.001 per share, Issued and outstanding as of April 4, 2011, shall automatically become and be converted into one-two hundreth of a share of common stock.

FIFTH: The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 115,335,576; that the above change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

SIXTH: The Articles of Incorporation, as amended to the date of this certificate, are hereby restated as follows:

1.	The name of the Corporation is SKY Digital Stores Corp.

2.
The address, including street, number, city and county, of the registered office of the Corporation in the State of Nevada is Nevada Agency and Transfer Company, 50 West Liberty Street, Suite 880, Reno, NV 89501.

3.
The total number of shares of stock that the Corporation shall have the authority to issue is Seven Hundred Seventy Five Million (775,000,000). The classes and aggregate number of shares of each class which the Corporation shall have the authority to issue are as follows:

a.	Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"); and

b.	Twenty Five Million (25,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

c.
Blank Check Powm. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any in accordance with the sums which would be payable on such shares if all dividends were declared and paid In full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

4.	The names and addresses if the Board of Directors are as follows:

Name	Address

Lin Xiangfeng	#1801 Building B, Hai Song Da Sha Che Gong Mao, Fu Tian Qu Shenzen, China 518041

Tian Xluhong	#1801 Building B, Hai Song Da Sha Che Gong Miao, Fu Tian Qu Shenzen, China 518041

The purpose of the corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

Lin Xiangfeng Is the chief executive offter, chief financial officer and secretary of the corpgration; that he has been authorized to execute the foregoing certificate by resolution of the board•.of directors, adopted at a :meeting of the directors duly called and that such meetingheld on the 23 day of Dec, 2010 arid that the foregoing Certificate setsforth.the text Of the kticiee of Incorporation as amended to the dale of the certificate.

Date : December 23, 2010

/s/ Lin Xiangfeng
By Lin Xiangfeng
Its Chief Executive Officer, Chief Financial Officer and Secretary

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